Exhibit 99.1

Investor Relations Contact:
Matt Dunn
214-525-4636
mdunn@hilltop.com

Hilltop Opportunity Partners Announces Agreement to Sell its interest in Moser Energy Systems

DALLAS — (BUSINESS WIRE) January 27, 2025 — Hilltop Opportunity Partners, the merchant bank subsidiary of Hilltop Holdings Inc. (NYSE: HTH), today announced that its portfolio company, Moser Holdings, LLC, entered into a definitive agreement to sell all of the capital stock of Moser Acquisition, Inc., a wholly owned subsidiary of Moser Holdings, LLC., to Atlas Energy Solutions Inc. (“Atlas”). Moser Energy Systems, a wholly owned subsidiary of Moser Acquisition, Inc., is a leading provider of distributed power solutions. Hilltop Opportunity Partners has an approximate 30% aggregate interest in Moser Holdings, LLC.

The aggregate transaction value is approximately $220 million. The transaction consideration includes $180 million of cash and approximately 1.7 million common shares of Atlas common stock, which currently is valued at approximately $41 million based on the price as the close of trading on January 24, 2025. Atlas has the ability to elect to pay the aggregate transaction consideration in cash in lieu of Atlas’s issuance of the stock consideration. The final consideration mix will be determined at closing and the equity consideration is subject to revision for customary post-closing adjustments. Following closing, if the cash in lieu of shares option has not been exercised by Atlas, all or any portion of the equity consideration will be subject to redemption in cash at the option of Atlas. The boards of both Atlas Energy Solutions and Moser Holdings, LLC have approved the transaction. The closing of the transaction, which is expected to occur in the first quarter of 2025, is subject to customary closing conditions.

“When we made our original investment in Moser, we saw a company with tremendous potential and a rich legacy of customer service and excellence that Randy Moser and his family had built over the previous 40 years. We have worked hard to be good caretakers of that legacy as we have grown the business, and we view Atlas Energy as the perfect company to further build upon that legacy,” said Mark Plunkett, Managing Partner of Hilltop Opportunity Partners. “Hilltop Opportunity Partners and WestFront have greatly valued the partnership with the Moser team over the last several years and look forward to watching them thrive as they lead Moser into this next chapter with Atlas.”

John Turner, President and Chief Executive Officer of Atlas, commented, “Today marks yet another exciting milestone for Atlas. This acquisition diversifies the Company into attractive high-growth end markets in both production and distributed power while strengthening Atlas’s current market position as a leading provider of energy solutions within the oil and gas sector across North America. This transaction highlights our continued commitment to evolve our organization by deploying innovative and differentiated solutions to return value to our shareholders. We are looking forward to continuing to invest in our current operations and expand the capabilities of our distributed power platform.”

TPH&Co., the energy business of Perella Weinberg Partners, is acting as exclusive financial advisor to Moser Holdings, LLC, and Katten Muchin Rosemann LLP is serving as legal counsel to Moser Holdings, LLC in connection with the transaction.

About Hilltop Opportunity Partners

Hilltop Opportunity Partners (“HOP”) is the merchant banking subsidiary of Hilltop Holdings. HOP utilizes Hilltop Holdings’s excess capital to employ a flexible, lower middle-market investment strategy to address a variety of capital needs on a non-control basis in non-financial service industries. Find more information at Hilltop.com/hop/.

About Hilltop

Hilltop Holdings is a Dallas-based financial holding company. Its primary line of business is to provide business and consumer banking services from offices located throughout Texas through PlainsCapital Bank. PlainsCapital Bank’s wholly owned subsidiary, PrimeLending, provides residential mortgage lending throughout the United States. Hilltop Holdings’ broker-dealer subsidiaries, Hilltop Securities Inc. and Momentum Independent Network Inc., provide a full complement of securities brokerage, institutional and investment banking services in addition to clearing services and retail financial advisory. At December 31, 2024, Hilltop employed approximately 3,650 people and operated 280 locations in 48 states. Hilltop Holdings’ common stock is listed on the New York Stock Exchange under the symbol “HTH.” Find more information at Hilltop.com, PlainsCapital.com, PrimeLending.com and Hilltopsecurities.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements anticipated in such statements. Forward-looking statements speak only as of the date they are made and, except as required by law, we do not assume any duty to update forward-looking statements. Such forward-looking statements include, but are not limited to, statements concerning such things as our plans, objectives, strategies, expectations and intentions and other statements that are not statements of historical fact, and may be identified by words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “might,” “plan,” “probable,” “projects,” “seeks,” “should,” “target,” “view” or “would” or the negative of these words and phrases or similar words or phrases. Factors that could cause our actual results to differ materially from those described in the forward-looking statements include, among others: (i) the failure of the proposed transaction to close on the expected timeline or at all; (ii) the effect of the announcement of the transaction on customer relationships and operating results; and (iii) ability to meet other closing conditions to the sale. For a discussion of additional factors that could cause our actual results to differ materially from those described in the forward-looking statements, please see the risk factors discussed in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and other reports that are filed with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement.

Source: Hilltop Holdings Inc.